SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                     December 19, 1997 (November 12, 1997)

                          AMERICAN BINGO & GAMING CORP.
               (Exact name of Registrant as specified in charter)

        Delaware                        0-13530                  74-2723809
(State or other jurisdic-            (Commission                (IRS Employer
 tion of incorporation)              File Number)            Identification No.)

 515 Congress Avenue, Suite 1200, Austin, TX                        78701
  (Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code (512) 472-2041

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Item 2.  Acquisition or Disposition of Assets

     On November 12, 1997, American Bingo & Gaming Corp. ("Registrant") entered into an agreement to acquire Darlington Music Co., a South Carolina video gaming business ("Darlington"). The acquisition ("Acquisition") will be consummated in a stock-for-stock transaction, with the Registrant exchanging 1,000,000 shares of the Registrant's Common Stock for 100% of the issued and outstanding capital stock of Darlington. There is no cash consideration. Based on its due diligence, the Registrant believes that Darlington will generate more than $4 million in revenues and $1,000,000 in free cash flow in 1997. Since the Registrant will account for the Acquisition as a pooling of interests, Darlington's historical financial results will be combined with the Registrant's financial results. The Acquisition closed on December 18, 1997.

     Darlington was founded in 1938 by George Harrison Sr., and is today owned and operated by his three sons George Harrison, Jr., Thomas Harrison and William Harrison (collectively, the "Harrisons"), and Michael Mims, Vice President - Gaming ("Mims"), who together, will continue to operate the business.

     The Acquisiton involves consideration in excess of 10% of the Registrant's total assets. The Registrant will file, by amendment to this Form 8-K, the required financial statements and exhibits within 60 days of the date of this Report.

Voting Agreement

     Pursuant to the Acquisition, the Harrisons, Mims and Gregory Wilson, the Registrant's Chief Executive Officer and President ("Wilson"), will enter into a voting agreement ("Agreement") providing for (i) the expansion of the Board of Directors to seven directors, four of which will be nominated by Wilson, one to be nominated by Mims, one to nominated by the Harrisons and one to be jointly nominated by the Harrisons and Mims. The Agreement will terminate upon the following occurrences: (i) for Wilson, when he no longer owns at least 126,000 shares of voting stock of the Registrant (Wilson currently owns approximately 1,260,000 shares); (ii) for Mims, when he no longer owns at least 82,768 shares (Mims currently owns approximately 727,680 shares; and (iii) for the each Harrison, when that Harrison no longer owns 33,333 shares (each Harrison currently owns approximately 333,333 shares).

Item 5.  Other Events.

     In early December 1997, the Office of the Attorney General for the State of South Carolina issued an "Advisory" ("Advisory") regarding the intended prosecution of video gaming payouts as violative of state criminal laws against lotteries. The Advisory stated that, in the opinion of the Attorney General, video poker payoffs constitute a lottery and are illegal under South Carolina law. The Advisory further stated that as of December 15, 1997, all South Carolina law enforcement officers and prosecuting agencies were to be authorized to enforce the


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

lottery statutes through seizure of video gaming machines and arrests.

     Shortly thereafter, the Attorney General reversed this position in a public statement. He stated that he had no present intention to prosecute video gaming operators under State law, but would instead join a class action civil suit filed by an individual targeting video gaming operaters. Such civil suit is likely to test the legality of video gaming under South Carolina law. The Registrant's South Carolina subsidiaries could be added as defendants at any time in such action. There has been editorial comment in local newspapers strongly urging the State legislature to address this issue by either abolishing video gaming in its entirety or instituting stronger regulations governing the operations of video gaming, including heavier taxes.

     Should South Carolina legislatively abolish its video gaming industry, the Registrant's video gaming operations would be substantially, detrimentally and materially impacted. Should South Carolina institute extensive regulations governing the operations of video gaming, the Registrant's operations could be materially impacted. The Registrant believes that responsible regulation could be beneficial to the Company's operations, since settled regulatory structures provide a basis for stability in operating businesses which are under their umbrella. The Registrant currently derives over 50% of its revenues from its South Carolina video gaming operations.

Item 7. Financial Statements

(a) It is currently impracticable for the Registrant to file the required financial statements for the acquisition described in Item 2 of this Current Report on Form 8-K. The Registrant intends to file such financial statements as soon as they are available by amending this Current Report.

(b) It is currently impracticable for the Registrant to file the Pro-Forma condensed balance sheet and statement of income and explanatory notes, giving effect to the combined accounts of the Registrant and Darlington as required by the instructions to Form 8-K. The Registrant intends to file such Pro Forma financial statements as soon as they are available by amending this Current Report.


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                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           AMERICAN BINGO & GAMING CORP.
                                           (Registrant)

December 19, 1997                          By: s\ John T. Orton
                                               --------------------------------
                                                  John T. Orton, CFO


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